EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus Supplement of CSFB Mortgage-Backed Pass-Through Certificates, Series 2005-7 comprising part of the Registration Statement (No. 333-120966) of Credit Suisse First Boston Mortgage Securities Corp. of our report dated March 9, 2005, relating to our audits of the consolidated financial statements of Assured Guaranty Corp. (formerly known as ACE Guaranty Corp.), which appears as Exhibit 99.1 in Assured Guaranty Ltd’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement.

/s/PricewaterhouseCoopers LLP

New York, New York

July 25, 2005